Exhibit 99

For Immediate Release

ValueVision Q3 Net Sales Rose 2% to $135M
and Adjusted EBITDA Loss of $0.5M

Q3 ’11 Highlights:

▪	Net sales increased 2% to $135M
▪	Gross profit rose 6.8% to $50M
▪	Gross margin rose 160 basis points to 37.2%
▪	Internet sales penetration rose 360 basis points to 44.1%
▪	Average homes rose 5% to 80.7M

MINNEAPOLIS– November 16, 2011 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal third quarter and nine months ended October 29, 2011, having previewed Q3 results earlier this month. ValueVision will host an investor conference call and webcast today at 11am ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Three months ended			Nine months ended
	10/29/11	10/30/10		10/29/011	10/30/10
	Q3 '11	Q3 '10	Change	YTD	YTD	Change
Net Sales	$135.2	$132.3	2.2%	$410.9	$383.4	7.2%
Gross Profit	$50.2	$47.0	6.8%	$154.9	$139.9	10.7%
EBITDA, as adjusted	$(0.5)	$0.6	$(1.1)	$3.7	$(5.7)	$9.4

Loss Before Debt Extinguishment	$(6.3)	$(5.8)	$(0.5)	$(14.1)	$(24.5)	$10.4
Debt Extinguishment*	$-	$-	$-	$(25.7)	$-	n/a
Net Loss	$(6.3)	$(5.8)	$(0.5)	$(39.7)	$(24.5)	$(15.3)

Homes (Average 000s)	80,728	76,768	5.2%	79,366	76,032	4.4%
Net Shipped Units (000s)	1,188	1,317	-9.8%	3,480	3,590	-3.1%
Average Price Point	$105	$93	12.9%	$108	$99	9.1%
Return Rate %	24.6%	20.8%	+380 bps	22.8%	20.2%	+260 bps
Gross Margin %	37.2%	35.6%	+160 bps	37.7%	36.5%	+120 bps
Internet Sales as a % of Total Sales	44.1%	40.5%	+360 bps	45.0%	39.8%	+520 bps

* Debt Extinguishment expense was a one-time, non-cash charge attributed to early redemption of the GE Series B Preferred Stock in F11 Q1

ValueVision CEO Keith Stewart, commented, “As previously reported, lower than expected Q3 net sales and adjusted EBITDA is a disappointing setback in our progress toward rebuilding the business. Third quarter sales were principally impacted by a sales shortfall of 20% in consumer electronics along with a greater than anticipated decline of 13% in sales of watches, which off-set double-digit sales gains and strong margins in our jewelry, home, health and beauty and fashion and accessories categories.”

Mr. Stewart added, “We are focused on improving the consumer electronics business with specific action plans underway. This includes recruiting new talent and expanding its merchandising team as well as improving product and brand assortment. The number of new vendors across our other categories continues to grow, as our multichannel retail business presents an attractive sales platform to expand their business and brand visibility. We expect to further reinforce that trend with additional prominent brands, such as Brooks Brothers and Hartmann luggage, that will delight the customer and further differentiate ShopNBC.”

ValueVision reported an Adjusted EBITDA loss of $0.5 million on lower than anticipated sales. In addition, Adjusted EBITDA was impacted by additional TV distribution costs related to a 5% increase in average homes and improved channel position in certain markets. It is important to note that investments in distribution help drive increased customer penetration and can take several quarters before they become fully productive.

ValueVision EVP & CFO William McGrath stated, “Our balance sheet remains solid with cash and cash equivalents, including restricted cash, of $32.7 million in Q3 ’11 versus $42.5 million in Q2 ’11. The decrease in cash reflects planned increases in inventories in advance of the holiday season, continued use of ValuePay as a cost-effective promotional tool, and normal IT-related investments in capital expenditures.”

Conference Call / Webcast Today, Wednesday, November 16 at 11am ET:

Webcast/Replay:	http://www.media-server.com/m/p/d86zj5dm
Telephone:	866-510-0705; Passcode: 57151307

Adjusted EBITDA
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC
ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to interact and shop via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 80 million cable and satellite homes, in addition to live nationwide streaming at www.shopnbc.com and iPhone and Android devices. ShopNBC merchandise is focused on Home & Consumer Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches. Net sales for the past 12 months were approximately $590 million, 45% of which was via the Internet or mobile. Please visit the company's investor relations website at www.shopnbc.com/ir for this and other company information.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements.  These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the Company’s ability to successfully execute the rebuilding strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the success of the company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to successfully manage the ValuePay program; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company's operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Investor / Media Relations:	Investors:
Anthony Giombetti	Norberto Aja, David Collins, Jennifer Neuman
ValueVision Media, Inc.	Jaffoni & Collins
agiombetti@shopnbc.com	vvtv@jcir.com
(612) 308-1190	(212) 835-8500

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	October 29,	January 29,
	2011	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$27,742	$46,471
Restricted cash and investments	4,961	4,961
Accounts receivable, net	87,520	90,183
Inventories	55,681	39,800
Prepaid expenses and other	4,787	3,942
Total current assets	180,691	185,357
Property and equipment, net	28,700	25,775
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	2,256	928
Other Assets	2,778	3,188
	$237,536	$238,359

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$56,201	$58,310
Accrued liabilities	47,198	43,405
Current portion of accrued dividends	-	1,355
Deferred revenue	606	728
Total current liabilities	104,005	103,798

Deferred revenue	-	425
Long Term Payable	-	4,894
Term Loan	25,000	25,000
Accrued Dividends - Series B Preferred Stock	-	6,491
Series B Mandatorily Redeemable Preferred Stock	-	14,599
$.01 par value; 0 and 4,929,266 shares issued and outstanding
Total liabilities	129,005	155,207

Commitments and Contingencies

Shareholders' equity:

Common stock, $.01 par value, 100,000,000 shares authorized; 48,472,205 and 37,781,688 shares issued and outstanding	485	378

Warrants to purchase 6,014,744 shares of common stock	602	602

Additional paid-in capital	402,429	337,421

Accumulated deficit	(294,985)	(255,249)
Total shareholders' equity	108,531	83,152
	$237,536	$238,359

VALUEVISION MEDIA, INC.
 AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)
 (Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended

	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	135,187	$132,283	$410,857	$383,437
Cost of sales	84,945	85,234	255,955	243,495
Gross profit	50,242	47,049	154,902	139,942
Margin %	37.2%	35.6%	37.7%	36.5%
Operating expense:
Distribution and selling	47,577	42,752	140,366	133,815
General and administrative	4,824	4,445	14,796	14,007
Depreciation and amortization	3,210	2,997	9,278	10,215
Restructuring costs	-	451	-	877
Total operating expense	55,611	50,645	164,440	158,914
Operating loss	(5,369)	(3,596)	(9,538)	(18,972)

Other income (expense):
Interest income	17	-	61	51
Interest expense	(982)	(2,203)	(4,528)	(6,148)
Debt extinguishment	-	-	(25,679)	-
Total other expense	(965)	(2,203)	(30,146)	(6,097)

Loss before income taxes	(6,334)	(5,799)	(39,684)	(25,069)

Income tax (provision) benefit	(16)	(15)	(52)	591

Net loss	$(6,350)	$(5,814)	$(39,736)	$(24,478)

Net loss per common share	$(0.13)	$(0.18)	$(0.87)	$(0.75)

Net loss per common share
---assuming dilution	$(0.13)	$(0.18)	$(0.87)	$(0.75)

Weighted average number of common shares outstanding:
Basic	48,472,205	32,781,462	45,752,867	32,721,377
Diluted	48,472,205	32,781,462	45,752,867	32,721,377

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended

	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010

Adjusted EBITDA (000's)	$(537)	$578	$3,677	$(5,656)
Less:
Debt extinguishment	-	-	(25,679)	-
Restructuring costs	-	(451)	-	(877)
Non-cash share-based compensation	(1,561)	(616)	(3,737)	(2,114)
EBITDA (as defined) (a)	(2,098)	(489)	(25,739)	(8,647)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(2,098)	(489)	(25,739)	(8,647)
Adjustments:
Depreciation and amortization	(3,271)	(3,107)	(9,478)	(10,325)
Interest income	17	-	61	51
Interest expense	(982)	(2,203)	(4,528)	(6,148)
Income taxes	(16)	(15)	(52)	591
Net loss	$(6,350)	$(5,814)	$(39,736)	$(24,478)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

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